EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326

RC2 Reports Second Quarter Results;
Reaffirms 2008 Full Year Outlook;
Company on Track to Close Children’s Publishing Division (or CPD)
Acquisition in Third Quarter

Oak Brook, IL – July 30, 2008 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the second quarter and six months ended June 30, 2008.  Net sales for the second quarter of 2008 decreased by approximately 4% to $89.2 million compared with $93.0 million for the second quarter a year ago.  Net sales for the second quarter of 2008, excluding net sales of discontinued product lines and recall-related returns and allowances, of $89.1 million decreased approximately 2% as compared with net sales for the second quarter of 2007, excluding net sales from discontinued product lines and recall-related returns and allowances, of $90.9 million.

The Company reported a net loss of $6.4 million, or $0.37 per diluted share, in the 2008 second quarter as compared with net income of $2.5 million, or $0.11 per diluted share, in the year ago second quarter.  The results for the second quarter of 2008 and 2007 were negatively impacted by $10.2 million, net of tax, and $4.0 million, net of tax, respectively, in recall-related costs, or $0.58 per diluted share and $0.19 per diluted share, respectively.  As discussed further below, the recall-related costs in the second quarter of 2008 primarily relate to the accrual of a one-time cash payment of $15.0 million made in July 2008 to HIT Entertainment in exchange for a release from indemnification claims.  (Refer to the attached supplemental consolidated statements of operations as adjusted for recall-related costs).

The 2008 second quarter gross margin, excluding the impact of recall-related costs, increased to 45.9% as compared with 43.9% in the prior year second quarter.  Selling, general and administrative expenses increased to $34.9 million in the second quarter of 2008, as compared with $32.7 million in the second quarter of 2007, due to higher fixed sales and marketing costs slightly offset by lower variable sales costs.  Lower sales volumes and higher operating costs resulted in a decline in operating income, excluding the impact of recall-related costs, to $5.8 million during the second quarter 2008, from $8.9 million in the year ago second quarter.

Net sales for the six months ended June 30, 2008 decreased by approximately 11% to $182.5 million compared with $205.6 million for the six months ended June 30, 2007.  Net sales for the six months ended June 30, 2008, excluding net sales of discontinued product lines and recall-related returns and allowances, of $181.2 million decreased approximately 8% as compared with net sales for the six months ended June 30, 2007, excluding net sales from discontinued product lines and recall-related returns and allowances, of $197.6 million.

The Company reported a net loss of $4.4 million, or $0.25 per diluted share, in the six months ended June 30, 2008, compared with income from continuing operations of $10.4 million, or $0.48 per diluted share, for the six months ended June 30, 2007.  The results for the six months ended June 30, 2008 and 2007 were negatively impacted by $11.1 million, net of tax, and $4.0 million, net of tax, respectively, in recall-related costs, or $0.63 per diluted share and $0.19 per diluted share, respectively.

The gross margin for the six months ended June 30, 2008, excluding the impact of recall-related costs, increased to 45.7% as compared with 44.4% in the six months ended June 30, 2007.  Selling, general and administrative expenses increased to $71.4 million in the six months ended June 30, 2008, as compared with $70.5 million in the six months ended June 30, 2007, due to higher fixed sales and marketing costs partially offset by lower variable sales costs.  Lower sales volumes and higher operating costs resulted in a decline in operating income, excluding the impact of recall-related costs, to $11.7 million during the six months ended June 30, 2008, from $21.4 million in the six months ended June 30, 2007.

As of June 30, 2008, the Company’s cash balances were approximately $58.0 million.  The Company’s outstanding debt at June 30, 2008 was $103.0 million.  During the second quarter of 2008, the Company repurchased 0.3 million shares of its common stock for approximately $4.8 million.  Through June 30, 2008, the Company has repurchased 4.1 million shares of its common stock for approximately $112.6 million under its existing $150.0 million stock buyback authorization.

As noted in a previous press release, on June 23, 2008, the Company announced that it signed a definitive purchase agreement to acquire the Children’s Publishing Division (CPD) of privately-held Publications International, Ltd., which is one of the world’s top children’s book publishers, selling more than 10 million books annually.  CPD’s products, which include electronic books, story books, Story Reader® and Poingo™, are sold at toy, mass merchandising, warehouse clubs and book retailers throughout North America, Europe, Latin America and Asia.  This acquisition, which is expected to close during the third quarter, is an asset purchase and is subject to customary closing conditions.  The purchase agreement calls for payment of $163.0 million of cash which does not include the effect of post-closing working capital adjustments or transaction fees and expenses.

As noted in a recent press release, on July 7, 2008, the Company announced it signed an agreement with HIT Entertainment which modifies existing license agreements and provides a release to RC2 in connection with past indemnification claims related to the recall of certain products and other legal matters in exchange for a one-time cash payment.

Commentary
Curt Stoelting, CEO of RC2 commented, “Our 2008 second quarter results showed an improvement over our 2008 first quarter comparisons.  Overall sales declines slowed as compared with the declines of the first quarter with our preschool, youth and adult products category reporting a slight increase in comparable sales.  We saw comparable sales increases in our Learning Curve® Thomas & Friends product lines and in John Deere toy product lines partially offset by declines in Bob the Builder, Johnny Lightning® and ride-on product lines.  Declines in our mother, infant and toddler products category were primarily a result of eliminating low margin products in our care and toy product lines while sales increased in The First Years® travel gear and feeding product lines.

“Sales declines and higher operating expenses negatively impacted our operating results.  We continue to closely monitor product line profitability and cost controls.  During the second quarter, gross margins benefited from a positive sales mix and from a portion of our current year price increases, which helped offset increases in our product costs.  We expect product cost pressures to continue throughout the second half of 2008 and into 2009.

“Although we remain concerned about softness in overall consumer spending, ordering trends and retailers’ point of sale comparisons improved late in the second quarter.  While it remains difficult to predict the retail sales environment in the second half of 2008, we remain optimistic about our new product introductions.  The First Years True Fit™ convertible car seat and Compass B510™ booster seat are off to a good start with additional chain store distribution planned for the second half.  Initial shipments of Learning Curve’s Caring Corners™ interactive doll house are occurring as planned and will be widely distributed and promoted throughout the holiday season.

“During the third quarter, we expect to complete the CPD acquisition.   The children’s publishing business is a strong strategic fit with our Learning Curve brand and creates an early learning platform which complements both our mother, infant and toddler and preschool products categories.  CPD’s children’s book portfolio and its licensing relationships will leverage RC2’s operating infrastructure and enhance the growth opportunities for our Learning Curve brand.

“We continue to be guided by our strategic plan which includes accelerated development of new high value products.  Our new product pipeline in both product categories is strong for 2009.  We are particularly excited about several of our new introductions under The First Years brand which will begin shipping in late 2008.  Our recently announced Super WHY! preschool play and learning product line is expected to be available for shipments beginning in Spring 2009.  Looking forward, CPD acquisition synergies and new product opportunities are expected to improve our future growth and profitability.”

Financial Outlook
Continuing sales and profits are dependent on a number of factors including the on-going success and expansion of continuing product lines, successful introductions of new products and product lines and retention of key licenses.  Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

RC2 reaffirms its full year financial outlook for 2008.  The Company continues to expect that full year 2008 diluted earnings per share will range from $1.90 to $2.00.  This estimate excludes the impact of recall-related costs and the CPD acquisition which is expected to be accretive in 2008 and 2009.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including consolidated statements of operations information excluding recall-related costs, net sales by category adjusted to exclude net sales from discontinued product lines and recall-related returns and allowances and EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the recall-related costs were higher in the second quarter of 2008 as compared with the second quarter of 2007 and the net sales related to discontinued product lines have decreased significantly as the Company sells off the remaining inventory, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Consolidated Statements of Operations As Adjusted for Recall-Related Costs, " "Net Sales by Category Excluding Discontinued Product Lines and Recall-related Returns and Allowances" and "Calculation of Adjusted EBITDA" tables below.

EBITDA
EBITDA is defined as recurring earnings before interest, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Wednesday, July 30, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve®(www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to its recalls may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the effect of the recalls on the Company's relationship with the licensors and the resolution of any  claims or determinations made by such licensors including renewal and retention of licenses; the outcome of the class action lawsuits that have been filed against the Company related to the recalls and the possibility of potential new claims or litigation; risks relating to the completion, timing and terms of a new credit facility to finance the CPD acquisition and the Company’s future capital needs to replace the Company’s existing credit facility which matures on September 14, 2008; the expected accretion of the CPD acquisition to earnings per share is dependent on estimated future earnings, the timing of integration cost savings, financing costs and the impact of preliminary purchase price allocations and estimated intangible amortization, and due to the seasonal nature of sales, the timing of closing the transaction and the timing of achieving cost savings, there could be some earnings per share dilution in individual quarters; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Quarter ended June 30,				Six months ended June 30,
	2008	% of Net Sales	2007	% of Net Sales	2008	% of Net Sales	2007	% of Net Sales
Net sales (1)	$89,193	100.0%	$92,990	100.0%	$182,483	100.0%	$205,583	100.0%
Cost of sales (2)	48,300	54.2%	53,544	57.6%	99,048	54.3%	115,675	56.3%
Recall-related costs	401	0.4%	1,703	1.8%	421	0.2%	1,703	0.8%
Gross profit	40,492	45.4%	37,743	40.6%	83,014	45.5%	88,205	42.9%
Selling, general and
administrative expenses (2)	34,909	39.1%	32,722	35.2%	71,362	39.1%	70,490	34.3%
Recall-related costs	15,229	17.1%	2,233	2.4%	16,649	9.1%	2,233	1.1%
Amortization of intangible assets	226	0.3%	213	0.2%	451	0.3%	426	0.2%
Operating (loss) income	(9,872)	-11.1%	2,575	2.8%	(5,448)	-3.0%	15,056	7.3%
Interest expense (income), net	740	0.8%	(150)	-0.1%	1,815	1.0%	152	0.1%
Other expense (income)	390	0.4%	(110)	-0.1%	(58)	-0.1%	(576)	-0.3%
(Loss) income before income taxes	(11,002)	-12.3%	2,835	3.0%	(7,205)	-3.9%	15,480	7.5%
Income tax expense	(4,589)	-5.1%	485	0.5%	(2,793)	-1.5%	5,071	2.4%
(Loss) income from continuing operations	(6,413)	-7.2%	2,350	2.5%	(4,412)	-2.4%	10,409	5.1%
Income from discontinued operations, net of tax	-		110	0.1%	-		110
Net (loss) income	$(6,413)	-7.2%	$2,460	2.6%	$(4,412)	-2.4%	$10,519	5.1%

(1)  Net sales includes $33 thousand and $2.4 million of recall-related returns and allowances for the quarters ended June 30, 2008 and 2007, respectively.  Net sales includes $0.1 million and $2.4 million of recall-related returns and allowance for the six months ended June 30, 2008 and 2007, respectively.
(2)  Depreciation expense was $3.1 million and $3.6 million for the quarters ended June 30, 2008 and 2007, respectively.
Depreciation expense was $6.2 million and $7.2 million for the six months ended June 30, 2008 and 2007, respectively.

EPS:
Basic earnings per common share:
(Loss) income from
continuing operations	$(0.37)	$0.11	$(0.25)	$0.49
Income from discontinued operations	-	0.01	-	0.01
Net (loss) income	$(0.37)	$0.12	$(0.25)	$0.50
Diluted earnings per common share:
(Loss) income from
continuing operations	$(0.37)	$0.11	$(0.25)	$0.48
Income from discontinued operations	-	-	-	0.01
Net (loss) income	$(0.37)	$0.11	$(0.25)	$0.49
Weighted average shares outstanding:
Basic	17,260	21,225	17,586	21,170
Diluted	17,260	21,611	17,586	21,565

Selected Consolidated Balance Sheet Data
	June 30, 2008	December 31, 2007	June 30, 2007
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$58,038	$57,809	$32,256
Trade accounts receivable, net	75,992	110,317	76,609
Inventory	97,161	77,034	91,956
Accounts payable and accrued expenses	101,435	99,076	70,882
Line of credit	103,000	95,000	-
Stockholders' equity	$374,908	$397,378	$469,608

RC2 Corporation
Reconciliation of Non-GAAP Financial Information
Consolidated Statements of Operations As Adjusted for Recall-related Costs
(In thousands, except per share data)

	Quarter ended			Quarter ended
	June 30, 2008			June 30, 2007
		Recall-	As adjusted		Recall-	As adjusted
		related	for Recall-		related	for Recall-
	Actual	Costs	related Costs	Actual	Costs	related Costs
Net sales (1)	$89,193	$(33)	$89,226	$92,990	$(2,427)	$95,417
Cost of sales	48,300		48,300	53,544		53,544
Recall-related costs (2)	401	401	-	1,703	1,703	-
Gross profit	40,492	(434)	40,926	37,743	(4,130)	41,873
Selling, general and
administrative expenses	34,909		34,909	32,722		32,722
Recall-related costs (3)	15,229	15,229	-	2,233	2,233	-
Amortization of intangible assets	226		226	213		213
Operating (loss) income	(9,872)	(15,663)	5,791	2,575	(6,363)	8,938
Interest expense (income), net	740		740	(150)		(150)
Other expense (income)	390		390	(110)		(110)
(Loss) income from continuing
operations before income taxes	(11,002)	(15,663)	4,661	2,835	(6,363)	9,198
Income tax expense	(4,589)	(5,482)	893	485	(2,322)	2,807
(Loss) income from continuing
operations	(6,413)	(10,181)	3,768	2,350	(4,041)	6,391
Income from discontinued
operations, net of tax	-	-	-	110	-	110
Net (loss) income	$(6,413)	$(10,181)	$3,768	$2,460	$(4,041)	$6,501

EPS:
Basic earnings per common share:
(Loss) income from continuing operations	$(0.37)	$(0.59)	$0.22	$0.11	$(0.19)	$0.30
Income from discontinued operations	-	-	-	0.01	-	0.01
Net (loss) income	$(0.37)	$(0.59)	$0.22	$0.12	$(0.19)	$0.31

Diluted earnings per common share:
(Loss) income from continuing operations	$(0.37)	$(0.58)	$0.21	$0.11	$(0.19)	$0.30
Income from discontinued operations	-	-	-	-	-	-
Net (loss) income	$(0.37)	$(0.58)	$0.21	$0.11	$(0.19)	$0.30

Weighted average shares outstanding:
Basic	17,260	17,260	17,260	21,225	21,225	21,225
Diluted (4)	17,260	17,518	17,518	21,611	21,611	21,611

Notes:
(1) Recall-related costs included in net sales include costs associated with returns and allowances.
(2) Recall-related costs included in cost of sales primarily include costs associated with inventory reserves.
(3) Recall-related costs included in selling, general and adminstrative expenses primarily include freight costs and professional fees.
(4) Because actual results generated a loss from continuing operations, any potential common shares would be antidilutive, and accordingly were excluded from the diluted EPS calculation. As adjusting for recall-related costs results in income from continuing operations, these potential common shares would be dilutive and accordingly affected the as adjusted diluted EPS calculation.

RC2 Corporation
Reconciliation of Non-GAAP Financial Information
Consolidated Statements of Operations As Adjusted for Recall-related Costs
(In thousands, except per share data)

	Six months ended			Six months ended
	June 30, 2008			June 30, 2007
		Recall-	As adjusted		Recall-	As adjusted
		related	for Recall-		related	for Recall-
	Actual	Costs	related Costs	Actual	Costs	related Costs
Net sales (1)	$182,483	$(65)	$182,548	$205,583	$(2,427)	$208,010
Cost of sales	99,048		99,048	115,675		115,675
Recall-related costs (2)	421	421	-	1,703	1,703	-
Gross profit	83,014	(486)	83,500	88,205	(4,130)	92,335
Selling, general and
administrative expenses	71,362		71,362	70,490		70,490
Recall-related costs (3)	16,649	16,649	-	2,233	2,233	-
Amortization of intangible assets	451		451	426		426
Operating (loss) income	(5,448)	(17,135)	11,687	15,056	(6,363)	21,419
Interest expense, net	1,815		1,815	152		152
Other income	(58)		(58)	(576)		(576)
(Loss) income from continuing
operations before income taxes	(7,205)	(17,135)	9,930	15,480	(6,363)	21,843
Income tax expense	(2,793)	(5,997)	3,204	5,071	(2,322)	7,393
(Loss) income from continuing
operations	(4,412)	(11,138)	6,726	10,409	(4,041)	14,450
Income from discontinued
operations, net of tax	-		-	110		110
Net (loss) income	$(4,412)	$(11,138)	$6,726	$10,519	$(4,041)	$14,560

EPS:
Basic earnings per common share:
(Loss) income from continuing operations	$(0.25)	$(0.63)	$0.38	$0.49	$(0.19)	$0.68
Income from discontinued operations	-	-	-	0.01	-	0.01
Net (loss) income	$(0.25)	$(0.63)	$0.38	$0.50	$(0.19)	$0.69

Diluted earnings per common share:
(Loss) income from continuing operations	$(0.25)	$(0.63)	$0.38	$0.48	$(0.19)	$0.67
Income from discontinued operations	-	-	-	0.01	-	0.01
Net (loss) income	$(0.25)	$(0.63)	$0.38	$0.49	$(0.19)	$0.68

Weighted average shares outstanding:
Basic	17,586	17,586	17,586	21,170	21,170	21,170
Diluted (4)	17,586	17,849	17,849	21,565	21,565	21,565
Notes:
(1) Recall-related costs included in net sales include costs associated with returns and allowances.
(2) Recall-related costs included in cost of sales primarily include costs associated with inventory reserves.
(3) Recall-related costs included in selling, general and adminstrative expenses primarily include freight costs and professional fees.
(4) Because actual results generated a loss from continuing operations, any potential common shares would be antidilutive, and accordingly were excluded from the diluted EPS calculation. As adjusting for recall-related costs results in income from continuing operations, these potential common shares would be dilutive and accordingly affected the as adjusted diluted EPS calculation.

RC2 Corporation and Subsidiaries
Consolidated Statements of Operations As Adjusted for Recall-related Costs
(Unaudited and in thousands, except per share data)

	Quarter ended June 30,				Six months ended June 30,
	2008		2007		2008		2007
	As Adjusted to Exclude Recall-related Costs	% of Net Sales	As Adjusted to Exclude Recall-related Costs	% of Net Sales	As Adjusted to Exclude Recall-related Costs	% of Net Sales	As Adjusted to Exclude Recall-related Costs	% of Net Sales
Net sales	$89,226	100.0%	$95,417	100.0%	$182,548	100.0%	$208,010	100.0%
Cost of sales	48,300	54.1%	53,544	56.1%	99,048	54.3%	115,675	55.6%
Gross profit	40,926	45.9%	41,873	43.9%	83,500	45.7%	92,335	44.4%
Selling, general and
administrative expenses	34,909	39.1%	32,722	34.3%	71,362	39.1%	70,490	33.9%
Amortization of intangible assets	226	0.3%	213	0.2%	451	0.2%	426	0.2%
Operating income	5,791	6.5%	8,938	9.4%	11,687	6.4%	21,419	10.3%
Interest expense (income), net	740	0.8%	(150)	-0.1%	1,815	1.0%	152	0.1%
Other expense (income)	390	0.5%	(110)	-0.1%	(58)	-	(576)	-0.3%
Income before income taxes	4,661	5.2%	9,198	9.6%	9,930	5.4%	21,843	10.5%
Income tax expense	893	1.0%	2,807	2.9%	3,204	1.7%	7,393	3.6%
Income from continuing
operations	3,768	4.2%	6,391	6.7%	6,726	3.7%	14,450	6.9%
Income from discontinued
operations, net of tax	-		110	0.1%	-		110	0.1%
Net income	$3,768	4.2%	$6,501	6.8%	$6,726	3.7%	$14,560	7.0%

Reconciliation of Diluted Earnings Per Common Share from Continuing Operations

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
As reported	$(0.37)	$0.11	$(0.25)	$0.48
Recall-related costs	0.58	0.19	0.63	0.19
As adjusted	$0.21	$0.30	$0.38	$0.67

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

Quarter ended June 30,			Six months ended June 30,
2008		2007	2008	2007
Net sales by category:
Mother, infant and toddler products	$41,545	$44,080	$87,766	$95,480
Preschool, youth and adult products	47,648	48,910	94,717	110,103
Net sales	$89,193	$92,990	$182,483	$205,583

Net sales by channel:
Chain retailers	$60,858	$62,820	$129,972	$143,163
Specialty retailers, wholesalers, OEM
dealers and other	28,335	30,170	52,511	62,420
Net sales	$89,193	$92,990	$182,483	$205,583

Net sales by geographic location:
North America	$62,300	$71,560	$135,266	$162,150
International (1)	27,069	21,601	47,655	43,769
Sales and transfers between segments	(176)	(171)	(438)	(336)
Net sales	$89,193	$92,990	$182,483	$205,583

Note:
(1) International sales benefited from foreign currency exchange rates by approximately 8% in the quarter ended
June 30, 2008, and 7% for the six months ended June 30, 2008, respectively.

Net Sales by Category Excluding
Discontinued Product Lines and Recall-related Returns and Allowances

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net sales by category:
Mother, infant and toddler products	$41,545	$44,052	$87,766	$95,395
Preschool, youth and adult products	47,529	46,893	93,462	102,176
Net sales, as adjusted	89,074	90,945	181,228	197,571
Discontinued product lines	152	4,472	1,320	10,439
Net sales excluding recall-related
returns and allowances	$89,226	$95,417	$182,548	$208,010

Calculation of Adjusted EBITDA
(Earnings before interest, taxes, depreciation, amortization, compensation expense for equity awards, and recall-related costs)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
(Loss) income before income taxes	$(11,002)	$2,835	$(7,205)	$15,480
Interest expense (income), net	740	(150)	1,815	152
Depreciation	3,109	3,635	6,212	7,239
Amortization	226	213	451	426
Compensation expense for equity awards	1,315	1,303	2,673	2,349
Recall-related costs	15,663	6,363	17,135	6,363
Adjusted EBITDA	$10,051	$14,199	$21,081	$32,009